PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806 Dated June 22, 2012
Royal Bank of Canada Trigger Phoenix Autocallable Optimization Securities $10,000,000 Securities Linked to the SPDR® S&P 500® ETF Trust, due on June 26, 2015
Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the shares of the SPDR® S&P 500® ETF Trust (the “underlying equity”).  Royal Bank of Canada will pay a quarterly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for that quarter.  Royal Bank of Canada will automatically call the Securities early if the closing price of the underlying equity on any Observation Date beginning after one year is equal to or greater than the starting price. If the Securities are called, Royal Bank of Canada will pay you the principal amount of your Securities plus the contingent coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the ending price of the underlying equity is equal to or greater than the trigger price (which is the same price as the coupon barrier), Royal Bank of Canada will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If the ending price of the underlying equity is less than the trigger price, Royal Bank of Canada will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying equity over the term of the Securities, and you may lose up to 100% of your initial investment.

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada. If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates
❑    Contingent Coupon — Royal Bank of Canada will pay a quarterly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the quarter.
❑    Automatically Callable — Royal Bank of Canada will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that quarter if the closing price of the underlying equity on any quarterly Observation Date beginning after one year is greater than or equal to the starting price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
❑    Contingent Repayment of Principal at Maturity— If by maturity the Securities have not been called and the price of the underlying equity does not close below the trigger price on the final Observation Date, Royal Bank of Canada will repay your principal amount per Security at maturity. If the price of the underlying equity closes below the trigger price on the final Observation Date, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final Observation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date                                              June 22, 2012
Settlement Date                                   June 27, 2012
Observation Dates1                         Quarterly, callable after
                                                                         one year (see page 4)
Final Observation Date1           June 22, 2015
Maturity Date1                          June 26, 2015
1      Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TPAOS-1.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-TPAOS-1 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Securities Offering
This pricing supplement relates to Trigger Phoenix Autocallable Optimization Securities we are offering linked to the shares of the SPDR® S&P 500® ETF Trust.  The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Contingent Coupon Rate	Starting Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
Shares of the SPDR® S&P 500® ETF Trust (SPY)	6.00% per annum	$133.42	$77.38, which is 58% of the starting price	$77.38, which is 58% of the starting price	78008D604	US78008D6040
See “Additional Information about Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TPAOS-1.  Any representation to the contrary is a criminal offense

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Shares of the SPDR® S&P 500® ETF Trust	$10,000,000	$10.00	$150,000	$0.15	$9,850,000	$9.85
(1) The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-18 of the accompanying product prospectus supplement no. UBS-TPAOS-1.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.15 per $10 principal amount of the Securities.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-1, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011:
  http://www.sec.gov/Archives/edgar/data/1000275/000121465911001128/s41110424b5.htm

♦	Prospectus supplement dated January 28, 2011:
  http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011:
  http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦    You believe the closing price of the underlying equity will be equal to or greater than the coupon barrier on the specified Observation Dates (including the final Observation Date).

♦    You are willing to make an investment whose return is limited to the contingent coupon payments, regardless of any potential appreciation of the underlying equity, which could be significant.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦    You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Securities.

♦    You are willing to invest in the Securities based on the contingent coupon rate for the Securities, as specified on the cover page of this pricing supplement.

♦    You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the underlying equity.

♦    You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately three years.

♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You require an investment designed to provide a full return of principal at maturity.

♦    You are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦    You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the coupon barrier on the specified Observation Dates and below the trigger price on the final Observation Date.

♦    You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦    You are unwilling to invest in the Securities based on the contingent coupon rate for the Securities, as specified on the cover page of this pricing supplement.

♦    You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlying equity.

♦    You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately three years, or you seek an investment for which there will be an active secondary market for the Securities.

♦    You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-1 for risks related to an investment in the Securities.

Final Terms of the Securities1
Issuer:	Royal Bank of Canada
Principal Amount per Security:	$10.00 per Security
Term:	Approximately three years unless called earlier
Underlying Equity:	The shares of the SPDR® S&P 500® ETF Trust (Bloomberg symbol: SPY)
Contingent Coupon:
If the closing price of the underlying equity is equal to or greater than the coupon barrier on any Observation Date, Royal Bank of Canada will pay you the contingent coupon applicable to that Observation Date.

If the closing price of the underlying equity is less than the coupon barrier on any Observation Date, the contingent coupon applicable to that Observation Date will not accrue or be payable and Royal Bank of Canada will not make any payment to you on the relevant coupon payment date.

The contingent coupon is a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth each Observation Date, each contingent coupon payment date and the corresponding contingent coupon per Security. The table below reflects the contingent coupon rate of 6.00% per annum for the Securities.

Observation Dates	Contingent Coupon Payment Date	SPDR® S&P 500® ETF Trust

September 24, 2012*	September 26, 2012	$0.1500

December 24, 2012*	December 27, 2012	$0.1500

March 22, 2013*	March 26, 2013	$0.1500

June 24, 2013	June 26, 2013	$0.1500

September 23, 2013	September 25, 2013	$0.1500

December 23, 2013	December 26, 2013	$0.1500

March 24, 2014	March 26, 2014	$0.1500

June 23, 2014	June 25, 2014	$0.1500

September 22, 2014	September 24, 2014	$0.1500

December 22, 2014	December 24, 2014	$0.1500

March 23, 2015	March 25, 2015	$0.1500

June 22, 2015	June 26, 2015	$0.1500

* The Securities are not callable until the Observation Date occurring one year after the Trade Date (June 24, 2013).

Each Contingent Coupon will be paid to the holders of record of the Securities at the close of business on the date that is one business day prior to the applicable Contingent Coupon Payment Date.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.

Contingent coupon payments on the Securities are not guaranteed. Royal Bank of Canada will not pay you the contingent coupon for any Observation Date on which the closing price of the underlying equity is less than the coupon barrier.

Contingent Coupon Rate:	The contingent coupon rate is 6.00% per annum for the Securities.
Coupon Payment Dates:	Two business days following each Observation Date, except that the coupon payment date for the final Observation Date is the maturity date.
Automatic Call Feature:	The Securities will be called automatically if the closing price of the underlying equity on any Observation Date on or after June 24, 2013 is equal to or greater than the starting price.

If the Securities are called on any Observation Date on or after June 24, 2013, Royal Bank of Canada will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature.  No further amounts will be owed to you under the Securities.

Payment at Maturity:
If the Securities are not called and the ending price is equal to or greater than the trigger price and the coupon barrier, Royal Bank of Canada will pay you a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and the ending price is less than the trigger price, Royal Bank of Canada will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return, equal to:

$10.00 + ($10.00 × underlying return)
Underlying Return:	Ending Price – Starting Price Starting Price
Trigger Price:
$77.38, which is 58% of the starting price of the underlying equity, as specified on the cover page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Anti-dilution Adjustments” in the product prospectus supplement).

Coupon Barrier:
$77.38, which is 58% of the starting price of the underlying equity, as specified on the cover page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Anti-dilution Adjustments” in the product prospectus supplement).

Starting Price:	$133.42, which is the closing price of the underlying equity on the trade date.
Ending Price:	The closing price of the underlying equity on the final Observation Date.
Closing Price:
On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange in the U. S. on which it is listed for trading, as determined by the calculation agent.

Investment Timeline
Trade Date:	The starting price of the underlying equity was observed and the trigger price and coupon barrier were determined. The contingent coupon rate was set.

Quarterly, callable after one year:
If the closing price of the underlying equity is equal to or greater than the coupon barrier on any Observation Date, Royal Bank of Canada will pay you a contingent coupon payment on the applicable coupon payment date.

The Securities will be called if the closing price of the underlying equity on any Observation Date on or after June 24, 2013 is equal to or greater than the starting price. If the Securities are called, Royal Bank of Canada will pay you a cash payment per Security equal to $10.00 plus the contingent coupon otherwise due on that date.

Maturity Date:
The ending price of the underlying equity is observed on the final Observation Date.

If the Securities have not been called and the ending price is equal to or greater than the trigger price (and the coupon barrier), Royal Bank of Canada will repay the principal amount equal to $10.00 per Security plus the contingent coupon otherwise due on the maturity date.

If the Securities have not been called and the ending price is less than the trigger price, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the underlying equity, for an amount equal to:
$10.00 + ($10.00 × underlying return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TPAOS-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Risk of Loss at Maturity — The Securities differ from ordinary debt securities in that Royal Bank of Canada will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, Royal Bank of Canada will repay you the principal amount of your Securities in cash only if the ending price of the underlying equity is greater than or equal to the trigger price, and will only make that payment at maturity.  If the Securities are not called and the ending price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

♦
The Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment, even if the price of the underlying equity is above the trigger price.

♦
You May Not Receive any Contingent Coupons — Royal Bank of Canada will not necessarily make periodic coupon payments on the Securities.  If the closing price of the underlying equity on an Observation Date is less than the coupon barrier, Royal Bank of Canada will not pay you the contingent coupon applicable to that Observation Date. If the closing price of the underlying equity is less than the coupon barrier on each of the Observation Dates, Royal Bank of Canada will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities. Accordingly, if we do not pay the contingent coupon on the maturity date, you will incur a loss of principal, because the ending price will be less than the trigger price.

♦
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the contingent coupon becomes payable prior to maturity or an automatic call.  Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable call settlement date. Since the Securities could be called as early as the fourth Observation Date, the total return on the Securities could be minimal.  If the Securities are not called, you may be subject to the full downside performance of the underlying equity even though your potential return is limited to the contingent coupon rate.  As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity.

♦
The Contingent Coupon Rate Per Annum Payable on the Securities Will Reflect in Part the Volatility of the Underlying Equity, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying equity. The greater the volatility of the underlying equity, the more likely it is that the price of that equity could close below the trigger price on the final Observation Date. This risk will generally be reflected in a higher contingent coupon rate for the Securities than the rate payable on our conventional debt securities with a comparable term. However, while the contingent coupon rate was set on the trade date, the underlying equity’s volatility can change significantly over the term of the Securities, and may increase. The price of the underlying equity could fall sharply as of the final Observation Date, which could result in a significant loss of your principal.

♦
Reinvestment Risk — The Securities will be called automatically if the closing price of the underlying equity is equal to or greater than the starting price on any Observation Date on or after June 24, 2013. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦
An Investment in the Securities Is Subject to the Credit Risk of Royal Bank of Canada — The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party. Any payments to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
Single ETF Risk — The price of the underlying equity can rise or fall sharply due to factors specific to the S&P 500® Index, which is the index the underlying equity is designed to track (the “underlying index’’), such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose securities make up the components of the underlying index and underlying equity. We urge you to review the financial and other information regarding the underlying equity filed periodically with the SEC.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity — While the payment at maturity or upon an earlier automatic call for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Royal Bank of Canada or our affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity if not previously called.

♦
No Assurance that the Investment View Implicit in the Securities Will Be Successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦
Owning the Securities is Not the Same as Owning the Underlying Equity — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity may have. Furthermore, the underlying equity may appreciate substantially during the term of the Securities, while your potential return will be limited to the contingent coupon payments.

♦
The Value of the Underlying Equity May Not Completely Track the Value of the Securities in which such Exchange Traded Fund Invests — Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the securities in which it invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

♦
Fluctuation of Net Asset Value — The net asset value (the ‘‘NAV’’) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

♦
Failure of the Underlying Equity to Track the Level of the Underlying Index — While the underlying equity is designed and intended to track the level of the underlying index, various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the Securities.

♦
Lack of Liquidity — The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates —  RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the underlying equity that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the underlying equity, and therefore the market value of the Securities.

♦	Uncertain Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price —  Trading or transactions by Royal Bank of Canada or its affiliates in the underlying equity or the underlying index, or in futures, options, exchange-traded funds or other derivative products on the underlying equity or the underlying index may adversely affect the market value of the underlying equity, the closing price of the underlying equity, and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities —  In addition to the closing price of the underlying equity on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the underlying equity;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the underlying equity and the securities included in the underlying index;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the underlying equity that may or may not require an adjustment to the terms of the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Underlying Equity Is Limited — The calculation agent will make adjustments to the starting price, trigger price and coupon barrier for certain events affecting the shares of the underlying equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Hypothetical Examples
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the underlying equity relative to its starting price. Royal Bank of Canada cannot predict the ending price of the underlying equity. You should not take these examples as an indication or assurance of the expected performance of the underlying equity. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Security on a hypothetical offering of the Securities, based on the following assumptions (actual terms of the Securities are specified on the cover page of this pricing supplement):

Principal Amount:	$10.00
Term:	Approximately three years
Hypothetical Starting Price*:	$100.00
Contingent Coupon Rate:	6.00% per annum (or 1.50% per quarter)
Contingent Coupon:	$0.150 per quarter
Observation Dates:	Quarterly, callable after one year
Trigger Price:	$58.00 (which is 58% of the starting price)
Coupon Barrier:	$58.00 (which is 58% of the starting price)

* The hypothetical starting price of $100.00 used in these examples has been chosen for illustrative purposes only and does not represent the actual starting price of the Underlying Equity, which is $133.42. For recent actual prices of the underlying equity, see “Information About the Underlying Equity,” beginning on page 11.

Scenario #1: Securities Are Called on the Fourth Observation Date.
Date	Closing Price	Payment (per Security)
First Observation Date	$105.00 (at or above coupon barrier and starting price)	$0.15 (contingent coupon, not callable)
Second Observation Date	$85.50 (at or above coupon barrier; below starting price)	$0.15 (contingent coupon)
Third Observation Date	$81.50 (at or above coupon barrier; below starting price)	$0.15 (contingent coupon)
Fourth Observation Date	$105.00 (at or above starting price)	$10.15 (settlement amount)

	Total Payment:	$10.60 (6.00% return)
Since the Securities are called on the fourth Observation Date (which is the first Observation Date on which they are callable), Royal Bank of Canada will pay you on the call settlement date a total of $10.15 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payments of $0.45 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.60 per Security, for a 6.00% total return on the Securities.   No further amount will be owed to you under the Securities.

Scenario #2: Securities Are Called on the Sixth Observation Date.
Date	Closing Price	Payment (per Security)
First Observation Date	$105.00 (at or above coupon barrier and starting price)	$0.15 (contingent coupon, not callable)
Second Observation Date	$85.50 (at or above coupon barrier; below starting price)	$0.15 (contingent coupon)
Third Observation Date	$81.50 (at or above coupon barrier; below starting price)	$0.15 (contingent coupon)
Fourth Observation Date	$87.50 (at or above coupon barrier; below starting price)	$0.15 (contingent coupon)
Fifth Observation Date	$85.00 (at or above coupon barrier; below starting price)	$0.15 (contingent coupon)
Sixth Observation Date	$105.00 (at or above starting price)	$10.15 (settlement amount)

	Total Payment:	$10.90 (9.00% return)
Since the Securities are called on the sixth Observation Date, Royal Bank of Canada will pay you on the call settlement date a total of $10.15 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $0.75 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.90 per Security, for a 9.00% total return on the Securities.  No further amount will be owed to you under the Securities.

Scenario #3: Securities Are NOT Called and the Ending Price of the Underlying Equity Is at or Above the Trigger Price.
Date	Closing Price	Payment (per Security)
First Observation Date	$105.00 (at or above coupon barrier and starting price)	$0.15 (contingent coupon, not callable)
Second Observation Date	$85.50 (at or above coupon barrier; below starting price)	$0.15 (contingent coupon)
Third Observation Date	$81.50 (at or above coupon barrier; below starting price)	$0.15 (contingent coupon)
Fourth Observation Date	$71.50 (at or above coupon barrier; below starting price)	$0.15 (contingent coupon)
Fifth through Eleventh Observation Dates	Various (each below coupon barrier)	$0.00
Final Observation Date	$75.00 (at or above trigger price and coupon barrier; below starting price)	$10.15 (Payment at Maturity)

	Total Payment:	$10.75 (7.50% return)
At maturity, Royal Bank of Canada will pay you a total of $10.15 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $0.60 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.75 per Security, for a 7.50% total return on the Securities.

Scenario #4: Securities Are NOT Called and the Ending Price of the Underlying Equity Is Below the Trigger Price
Date	Closing Price	Payment (per Security)
First Observation Date	$105.00 (at or above coupon barrier and starting price)	$0.15 (contingent coupon, not callable)
Second Observation Date	$85.50 (at or above coupon barrier; below starting price)	$0.15 (contingent coupon)
Third Observation Date	$81.50 (at or above coupon barrier; below starting price)	$0.15 (contingent coupon)
Fourth through Eleventh Observation Dates	Various (each at or above coupon barrier; below starting price)	$0.15 x 8 = $1.20 (contingent coupon)
Final Observation Date	$40.00 (below trigger price and coupon barrier)	$10.00 + [$10.00 × underlying return] = $10.00 + [$10.00 × -60%] = $10.00 - $6.00 = $4.00 (Payment at Maturity)

	Total Payment:	$5.65 (-43.50% return)
Since the Securities are not called and the ending price of the underlying equity is below the trigger price, Royal Bank of Canada will pay you at maturity $4.00 per Security.  When added to the contingent coupon payments of $1.65 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you $5.65 per Security, for a loss on the Securities of 43.50%.

The Securities differ from ordinary debt securities in that, among other features, Royal Bank of Canada is not necessarily obligated to repay the full amount of your initial investment.  If the Securities are not called on any Observation Date, you may lose some or all of your initial investment.  Specifically, if the Securities are not called and the ending price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of Royal Bank of Canada to satisfy its obligations when they come due. If Royal Bank of Canada is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences

The following, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a general description of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement no. UBS-TPAOS-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the underlying equity for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the contingent coupons is uncertain, we intend to take the position, and the following discussion assumes, that such contingent coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Securities are treated as described above, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any contingent coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Securities. While the matter is not entirely clear, there exists a substantial risk that an investment in the Securities is a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies. If Section 1260 of the Internal Revenue Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the Securities will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the call, sale, or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of call, sale, or maturity). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Internal Revenue Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Internal Revenue Code to an investment in the Securities.

Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder (as defined in the product prospectus supplement).  Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2013 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

The Foreign Account Tax Compliance Act was enacted on March 18, 2010 that will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury to collect and provide to the U.S. Treasury substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. These withholding and reporting requirements will generally apply to payments made after December 31, 2013. However, if proposed U.S. Treasury regulations are finalized in their current form, this withholding tax will not be imposed on payments pursuant to obligations outstanding as of December 31, 2012. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Securities.

The Securities are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Securities to any such investor.

Canadian Federal Income Tax Consequences

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a Security that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences - Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the underlying equity of the Security is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product prospectus supplement no. UBS-TPAOS-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information about the Underlying Equity
Included on the following pages is a brief description of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the Quarterly Intra-Day High and low closing prices for the underlying equity. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Investment Company Act of 1940, as amended (the “Investment Company Act”). Companies with securities registered under the Exchange Act and the Investment Company Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC Central Index Key number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently reviewed the accuracy or completeness of the information contained in outside sources.

SPDR® S&P 500® ETF Trust
Information concerning the SPDR® S&P 500® ETF Trust (the “SPDR Trust”) filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”), can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this pricing supplement.

The SPDR Trust seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. To maintain the correspondence between the composition and weightings of stocks held by the SPDR Trust and component stocks of the S&P 500® Index, the SPDR Trust adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.

The SPDR Trust utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the S&P 500® Index. The SPDR Trust seeks to invest in substantially all of the securities that comprise the S&P 500® Index. The SPDR Trust typically earns income from dividends from securities held by the SPDR Trust. These amounts, net of expenses and taxes (if applicable), are passed along to the SPDR Trust’s shareholders as “ordinary income.” In addition, the SPDR Trust realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the component return of the SPDR Trust will be calculated based only on the share price of the SPDR Trust, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the SPDR Trust or any equivalent payments.

The shares of the SPDR Trust trade on the NYSE Arca under the symbol “SPY.”

The S&P 500® Index

All disclosures contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P. S&P, which owns the copyright and all other rights to the S&P 500® Index, has no obligation to continue to publish, and may discontinue publication of, the S&P 500® Index. None of us, the calculation agent, or the agents accepts any responsibility for the calculation, maintenance or publication of the S&P 500® Index or any successor index.

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the U.S. equity market. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. On June 22, 2012, the average market capitalization of the companies included in the S&P 500® Index was $24.12 billion. As of that date, the largest component of the S&P 500® Index had a market capitalization of $544.30 billion, and the smallest component of the S&P 500® Index had a market capitalization of $0.88 billion.

S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500® Index, with the approximate percentage of the market capitalization of the S&P 500® Index included in each group as of June 22, 2012, indicated in parentheses: Consumer Discretionary (11.08%); Consumer Staples (11.26%); Energy (10.51%); Financials (14.39%); Health Care (12.03%); Industrials (10.40%); Information Technology (19.97%); Materials (3.38%); Telecommunication Services (3.24%); and Utilities (3.74%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the maturity payment amount.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•      holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•      holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•      holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the S&P 500® Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5% due to a company’s acquisition of another company in the S&P 500® Index are made as soon as reasonably possible. All other changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for the underlying equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg.  The closing price of this underlying equity on June 22, 2012 was $133.42.  The historical performance of this underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra- Day Low	Quarterly Period-End Close

1/1/2008	3/30/2008	$146.99	$126.00	$131.89
4/1/2008	6/29/2008	$144.30	$127.04	$128.04
7/1/2008	9/30/2008	$131.56	$110.97	$116.54
10/1/2008	12/31/2008	$116.69	$74.35	$90.33
1/1/2009	3/31/2009	$94.45	$67.10	$79.44
4/1/2009	6/30/2009	$96.11	$78.33	$91.92
7/1/2009	9/30/2009	$108.06	$87.01	$105.56
10/1/2009	12/31/2009	$113.03	$101.99	$111.44
1/1/2010	3/31/2010	$118.10	$104.58	$116.99
4/1/2010	6/30/2010	$122.12	$102.88	$103.22
7/1/2010	9/30/2010	$115.79	$101.13	$114.12
10/1/2010	12/31/2010	$126.20	$106.46	$125.78
1/1/2011	3/31/2011	$134.69	$125.28	$132.51
4/1/2011	6/30/2011	$137.17	$126.19	$131.97
7/1/2011	9/30/2011	$135.70	$110.27	$113.17
10/1/2011	12/31/2011	$129.41	$107.43	$125.50
1/1/2012	3/31/2012	$141.83	$126.43	$140.72
4/1/2012	6/22/2012*	$142.21	$127.14	$133.42

*As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 1, 2012 through June 22, 2012.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of the shares of the underlying equity from June 22, 2007 to June 22, 2012, based on the starting price of $133.42, which was the closing price of the underlying equity on June 22, 2012. The dotted line represents the coupon barrier and trigger price of $77.38, which is equal to 58% of the starting price.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-18 of the accompanying product prospectus supplement no. UBS-TPAOS-1.

Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011 under the caption “General Terms of Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.

Validity of the Securities
In the opinion of Norton Rose Canada LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.